Exhibit 99.1

THE HOWARD HUGHES CORPORATION® ANNOUNCES CLOSING OF SENIOR NOTES OFFERING

DALLAS (October 2, 2013) - The Howard Hughes Corporation (NYSE: HHC) announced today the closing of its previously announced offering of $750.0 million in aggregate principal amount of 6.875% senior notes due 2021 (the “notes”) in a private transaction that is exempt from the registration requirements of the Securities Act of 1933 (the “Act”).

“We are pleased with the strong reception from the bond market for this transaction, said David R. Weinreb, Chief Executive Officer of The Howard Hughes Corporation. “The liquidity generated by this offering provides us substantial flexibility in funding our existing business plan.”

The notes will pay interest semiannually at a rate of 6.875% per annum. The offering generated net proceeds of approximately $739.6 million, after deducting the initial purchasers’ discounts and estimated fees and expenses. The Howard Hughes Corporation intends to use the net proceeds from the offering for development, acquisitions and other general corporate purposes.

The notes have not been registered under the Act or the securities laws of any other place and may not be offered or sold in the United States absent registration or an applicable exemption therefrom.  The notes were offered only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S.

About The Howard Hughes Corporation®

The Howard Hughes Corporation owns, manages and develops commercial, residential and mixed-use real estate throughout the U.S. Our properties include master planned communities, operating properties, development opportunities and other unique assets spanning 16 states from New York to Hawai’i. The Howard Hughes Corporation is traded on the New York Stock Exchange as HHC and is headquartered in Dallas, TX.

Safe Harbor Statement

Statements made in this press release that are not historical facts, including statements accompanied by words such as “intends” and other words of similar expression, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s expectations, estimates, assumptions and projections as of the date of this release and are not guarantees of future performance or events. Actual results may differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include (a) material adverse changes in economic or industry conditions generally, including global financial markets; (b) current expectations and beliefs as to the uses of proceeds from the notes offering; and (c) the risk factors in The Howard Hughes Corporation’s filings with the Securities and Exchange Commission, including its Quarterly and Annual Reports. The Howard Hughes Corporation cautions you not to place undue reliance on the forward-looking statements contained in this release. The Howard Hughes Corporation does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release, except as required by law.

Source: The Howard Hughes Corporation

Media Contact

The Howard Hughes Corporation
Caryn Kboudi, 214-741-7744
caryn.kboudi@howardhughes.com